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                                                                   Exhibit 10(d)


Amendment dated April 24, 2000 to the Stock Award Plan dated February 11, 1992, as amended and restated.


Section 10(a) of the Stock Award Plan, as amended, is amended and restated to read in its entirety as follows with respect to all currently outstanding and future Awards under such plan:


     Section 10(a)

     (a) In the event of a recapitalization of the Company, reclassification, stock split or combination, stock dividend, spin-off, split-off or other distribution of stock or property of the Company, or any merger, consolidation, other change in corporate capitalization or corporate structure, or the sale or other transfer by the Company of all or a part of its assets, (not including any transaction constituting a change in control of the Company, as defined in and separately covered by Paragraph 11), pursuant to which new or additional stock or securities, or cash or other property, is received by holders of Common Stock, or shares of Common Stock are exchanged for such stock, securities, cash or property, then the Board of Directors shall make appropriate adjustments to the shares reserved for issuance of Awards under the Plan, and to outstanding Awards and the type and amount of consideration deliverable thereunder, in order to ensure that a Grantee receives benefits under the Plan upon the occurrence of any such events equivalent to the benefits which such Grantee would have received in the absence of such occurrence.